                                                                      EXHIBIT 11





                          THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

               CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                              Fiscal Year
                                                           -------------------------------------------------
                                                                 1996             1995            1994
                                                                 ----             ----            ----
 Weighted average shares outstanding
     Class A Common                                             1,802            1,838           1,843
     Class B Common (excluding shares
         issuable upon exercise of
         stock options - accounted
         for below)                                             9,162            9,237           9,734
                                                                -----            -----           -----
                                                               10,964           11,075          11,577
                                                               ------           ------          ------

 Add - Shares assumed issuable upon
     exercise of stock options                                    109              111              79
 Deduct - Shares assumed to be
     purchased for Treasury with proceeds
     from exercise of stock options                              (93)            (100)            (74)
                                                             --------         --------        --------
                                                                   16               11               5
                                                             --------         --------        --------

 Shares used in computation of
     primary earnings per common share                         10,980           11,086          11,582
 Adjustment to reflect fully
     diluted computation (1)                                    --               --              --
                                                             --------         --------        --------
                                                               10,980           11,086          11,582
                                                             ========         ========        ========

 Net income available for common shares                      $220,137         $190,096        $169,672
                                                             ========         ========        ========
 Primary earnings per common share                           $  20.05         $  17.15        $  14.65
                                                             ========         ========        ========

 Fully diluted earnings per common
     share (1)                                               $  20.05         $  17.15        $  14.65
                                                             ========         ========        ========



(1) This computation is submitted although it is not required by Accounting Principles Board Opinion No. 15 since it results in dilution of less than 3%.